POWER OF ATTORNEY

BE IT KNOWN, that I, Orwin L. Carter, Ph.D., the undersigned, do herby grant a power of attorney to Lynn Rogers, Director of Treasury and Finance and Assistant Secretary of Theragenics Corporation, as my attorney-in-fact. My attorney-in-fact shall have the full power and authority to undertake and perform the following on my behalf:

(1) Sign and file reports on Securities and Exchange Commission Forms 3, 4, 5 and 144 with the Securities and Exchange Commission, The New York Stock Exchange, the National Association of Securities Dealers, or other financial exchanges as appropropriate.

(2) Perform other reporting tasks as necessary in the filing of the aformentioned forms.

The attorney-in-fact agrees to accept this appointment subject to its terms, and agrees to act in said fiduciary capacity consistent with my best interest, as she, in her discretion, deems advisable. I agree to indemnify and hold harmless the attorney-in-fact from any liability whatsoever due to her failure to carry out or timely perform on my behalf the duties listed above.

This Power of Attorney may be revoked by me or the attorney-in-fact at any time, provided any person relying on this Power of Attorney shall have full rights to accept the authority of my attorney-in-fact until receipt of actual notice of revocation.

Dated this 7th day of August, 2002.

/s/Orwin L.Carter
Orwin L. Carter 1029 3rd Avenue South Stillwater, MN 55082
Signed in the presence of:
/s/ Tracy M. Culver Witness
/s/ Bruce W. Smith Witness
Sworn and subscribed before me this 7th day of August 2002.
/s/ Lisa O. Rassel Notary Public